FCPT Closes Acquisition of 102 Mission Pet Health Veterinary Properties for $268 Million as part of Previously Announced Mission Pet Health Veterinary Transaction

MILL VALLEY, Calif.--(BUSINESS WIRE)-- Four Corners Property Trust (NYSE:FCPT), a real estate investment trust primarily engaged in the ownership and acquisition of high-quality, net-leased restaurant and retail properties (“FCPT” or the “Company”), closed on the purchase of 102 Mission Pet Health veterinary properties for a purchase price of $268.0 million on next twelve months’ cash rent of approximately $17.37 million, and inclusive of a rent credit received at closing. This was part of the previously announced transaction in May 2026.

Including today’s acquisition, and year-to-date, FCPT has completed the acquisition of 139 properties for a total investment of $364.3 million (excluding transaction costs) at a weighted average cap rate of 6.6%. This figure exceeds FCPT’s previous record for annual acquisition volume in just the first seven months of the year.

CEO Bill Lenehan commented: “We are very pleased to complete this transaction and significantly expand our relationship with Mission Pet Health. Both they and Shore Capital Partners have been excellent partners throughout this process, and we appreciate their collaboration in bringing it to a successful close. With this transaction, we have also achieved record acquisition volume in the first seven months of the year. This demonstrates our team’s capabilities to source and execute accretive opportunities both granularly and at scale.”

About FCPT

FCPT, headquartered in Mill Valley, CA, is a real estate investment trust primarily engaged in the ownership, acquisition and leasing of restaurant and retail properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease, on a net basis, for use in the restaurant and retail industries. Additional information about FCPT can be found on the website at www.fcpt.com.

About Shore Capital Partners

Shore Capital, a Chicago-based private equity firm with an office in Nashville, is an investor in lower-middle market companies in the Healthcare, Food and Beverage, Business Services, Industrial, and Real Estate industries. Shore’s strategy is to support management partners to grow faster with less risk through access to capital, world-class board and operational resources, and unmatched networking, development, and shared learnings across the portfolio. From 2020-2025, Shore received recognition from Inc. Magazine as a 6x Top Founder Friendly Investor and by Pitchbook Research for leading U.S. Private Equity deal volume for the past 10 years, from 2015-2024. Shore targets investments in proven, successful private companies with superior management teams, stable cash flow, and significant potential to grow through industry consolidation and organic growth to generate value for shareholders. Shore has approximately $17 billion of assets under management and in additional investment platforms to which it provides business and operational consulting services. To learn more about Shore Capital Partners, and for more information on these awards and investment platforms, please visit www.shorecp.com.

About Mission Pet Health

Mission Pet Health is one of the leading veterinary care organizations in the U.S., formed by the merger of Southern Veterinary Partners and Mission Veterinary Partners. At Mission Pet Health, we are reimagining excellence in veterinary care by providing world-class support to hospital teams on a hyper-local basis. We are committed to delivering exceptional service, personalized medicine, and innovative experiences to our clients while empowering our team members with medical autonomy and unparalleled opportunities for personal and professional development. Together, we’re driving a lasting impact for our teams, the communities we serve, and the pets we care for.

Four Corners Property Trust:
Bill Lenehan, 415-965-8031
CEO

Patrick Wernig, 415-965-8038
CFO

Category: Acquisition